EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

  SanDisk Corporation, a Delaware company
  SanDisk Limited, a Japanese company
  SanDisk Israel (Tefen) Ltd., an Israeli company
  SanDisk Hong Kong Limited, a Hong Kong company
  SanDisk (Cayman) Limited, a Cayman Islands company
  SanDisk Secure Content Solutions, Inc., a Delaware company
  SanDisk Equipment Ltd., a Japanese company
  SanDisk Manufacturing, a Republic of Ireland company
  SanDisk International Limited, a Republic of Ireland company
  SanDisk India Device Design Centre, Ltd., an Indian company
  SanDisk (Ireland) Limited, a Republic of Ireland company
  SanDisk Taiwan Limited, a Taiwanese company
  SanDisk Semiconductor (Shanghai) Co. Ltd., a Peoples Republic of China company
  SanDisk 3D LLC, a Delaware company
  SanDisk IL Ltd. (formerly msystems Ltd.), an Israeli company
  M-Systems, Inc., a New York company
  M-Systems Finance Inc., a Cayman Islands company
  P.P.S. von Koppen Pensioen B.V., a Netherlands company
  M-Systems B.V., a Netherlands company
  M-Systems Asia Ltd., a Taiwanese company
  SanDisk Spain, S.L.U., a Spanish company
  SanDisk Bermuda Limited, a Republic of Bermuda company
  Prestadora SD, S. de R. L. de C.V., a Mexican company
  MusicGremlin, Inc., a New York company
  SanDisk Brasil Participacoes Ltda., a Brazilian company
  SanDisk Scotland Ltd., a Scottish company
  SanDisk B.V., a Netherlands company
  SanDisk GmbH, a German company
  SanDisk France SAS, a French company
  SanDisk UK Ltd., a British  company
  SanDisk Sweden AB, a Swedish company
  SanDisk Switzerland Sarl, a Swiss company
  SanDisk Korea Ltd., a Korean company
  SanDisk Italy S.R.L., an Italian company
  Information Technology (Shanghai) Co. Ltd. (formerly known as SanDisk Trading (Shanghai) Co., Ltd.), a Peoples Republic of China company